EXHIBIT 5.1

May 26, 2004

Gramercy Capital Corp.
420 Lexington Avenue
New York, New York 10170

Ladies and Gentlemen:

We have acted as counsel to Gramercy Capital Corp. (the "Company") in connection with the offer and sale by the Company of shares of its Common Stock, par value $.001 per share (the "Common Stock"). The Common Stock is being sold pursuant to the Company's Registration Statement on Form S-11 (File No. 333-114673) under the Securities Act of 1933, as amended (together with any amendments thereto, the "Registration Statement").

We have reviewed the Registration Statement and such other documents, corporate records, certificates and instruments as we have deemed necessary.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Common Stock has been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus for the offering of shares of Common Stock included in the Registration Statement, such shares of Common Stock will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus, which is a part of the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP